Exhibit 5.2

Opinion of Morgan Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Tel: 215.963.5000

Fax: 215.963.5001

www.morganlewis.com

May 22, 2007

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Re:	ARAMARK Corporation Registration Statement on Form S-8 relating to the ARAMARK 2005 Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Pennsylvania for ARAMARK Corporation, a Delaware corporation (the “Company”), in connection with the preparation of this opinion, which we understand will be filed as an exhibit to the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to $4,000,000 of deferred compensation plan deferral obligations of the Company (the “Deferral Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the ARAMARK 2005 Deferred Compensation Plan (the “2005 Plan”), the ARAMARK 2005 Deferred Compensation Plan Rules & Procedures (the “Rules & Procedures”) and the ARAMARK 2005 Deferred Compensation Plan Authorization and Payment Election (the “Authorization Form”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the 2005 Plan, the Rules & Procedures, the Authorization Form and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

ARAMARK Corporation

May 22, 2007

We have also assumed for purposes of our opinion that the 2005 Plan, the Rules & Procedures and the Authorization Form have been duly authorized by all requisite corporate action.

Based upon the foregoing, we are of the opinion that, when the Authorization Forms have been duly completed, executed and delivered to the Company by participants in the 2005 Plan and approved by the Company, the Deferral Obligations will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, the Rules & Regulations and the Authorization Forms.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP